Exhibit 99.1

October 2013

Letter to our Shareholders:

Highlights of the 2013 third quarter include:

•	Net Income of $3.66 million for the nine months ended September 30, 2013

•	Quarterly cash dividend of $0.32 per share to be paid on October 31, 2013 to shareholders of record on October 11, 2013

•	Merger to acquire Indebancorp and the National Bank of Ohio is on target for 4th Quarter 2013 completion

•	Croghan and Indebancorp to hold Special Meetings of Shareholders on November 19, 2013 to consider and vote on the merger

Net Income for the nine month period is up slightly from last year’s similar period even though we have had one time merger related expenses of approximately $285,000 thus far in 2013. Year to date income totals $3.66 million for the nine months in 2013 compared to $3.59 million in 2012. Both loans and deposits have grown during 2013.

On September 10, 2013, the Board of Directors approved a $0.32 per share dividend to be paid October 31, 2013 to shareholders of record on October 11, 2013.

In addition, the Croghan Board of Directors has called a Special Meeting of Shareholders to be held on November 19, 2013 to consider and vote on the merger. You should have recently received the proxy materials for the Special Meeting. As indicated in the proxy materials, the Board of Directors of Croghan unanimously recommends that you vote “FOR” the adoption of the Agreement and Plan of Merger and the approval of the transactions contemplated thereby. If you fail to vote, it will have the same effect as a vote against the proposal to adopt the Agreement and Plan of Merger and to approve the transactions contemplated thereby.

We are very proud of the effort the Croghan team has already put forth to prepare for the planned merger. Kendall Rieman, EVP & CFO, and the Finance Team have worked with our legal team, accountants and investment bankers to be in a position to move forward on this project. Stacy Cox, SVP & COO, has been named Project Manager for the merger and has led a team comprised of employees from both The Croghan Colonial Bank and National Bank of Ohio to prepare for the proposed merger. We are excited about the proposed merger and the future for Croghan Bancshares, Inc. and The Croghan Colonial Bank; please help us by continuing your support.

Rick Robertson

President & CEO

Additional Information About the Transaction

Croghan Bancshares, Inc. (“Croghan”) has filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 (File No. 333-190362) concerning the merger transaction. The Registration Statement includes a prospectus for the offer and sale of Croghan common shares to Indebancorp’s shareholders as well as a joint proxy statement of Indebancorp and Croghan for the solicitation of proxies from their respective shareholders for use at the special meetings to be held on November 19, 2013 to consider and vote upon the merger transaction. The prospectus and joint proxy statement and other documents filed by Croghan with the SEC contain important information about Croghan, Indebancorp and the merger transaction. WE URGE INVESTORS AND SHAREHOLDERS OF CROGHAN AND INDEBANCORP TO READ THE PROSPECTUS AND JOINT PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC, INCLUDING ANY AMENDMENTS OR SUPPLEMENTS ALSO FILED WITH THE SEC. SHAREHOLDERS OF CROGHAN AND INDEBANCORP IN PARTICULAR SHOULD READ CAREFULLY THE JOINT PROXY STATEMENT BEFORE MAKING A DECISION CONCERNING THE MERGER. Investors and shareholders may obtain a copy of the Registration Statement, including the prospectus and joint proxy statement, free of charge, at the SEC’s website at www.sec.gov. Copies of all of these documents may also be obtained, free of charge, by contacting the Secretary of Croghan at 323 Croghan Street, Fremont, Ohio 43420, telephone (419) 332-7301.

Newsletter Financial Information

	Nine Months Ended 9/30/13	Nine Months Ended 9/30/12
Financial Information (unaudited)
Interest income	$15,567,000	$15,911,000
Interest expense	1,634,000	2,434,000

Net interest income	13,933,000	13,477,000
Provision for loan losses	275,000	325,000

Net interest income after provision for loan losses	13,658,000	13,152,000
Non-interest income	3,610,000	3,318,000
Non-interest expenses	12,935,000	12,139,000

Income before federal income taxes	4,333,000	4,331,000
Federal income taxes	671,000	742,000

Net income	$3,662,000	$3,589,000

Average common shares outstanding	1,678,630	1,673,380

Per Share Data

Net income	$2.18	$2.15
Cash dividends	$0.96	$0.96
Book value	$38.82	$39.90
Closing price	$34.60	$33.25

Financial Ratios

Return on average assets	0.78%	0.76%
Return on average equity	7.39%	7.39%
Net interest margin	3.25%	3.19%
Loans to deposits	62.73%	62.42%
Allowance for loan losses to total loans	1.26%	1.37%

	As of 9/30/2013	As of 12/31/2012
Period End Balances

Total assets	$617,050,000	$630,952,000
Loans	$326,862,000	$321,277,000
Deposits	$521,087,000	$511,940,000
Stockholders’ equity	$65,171,000	$67,164,000

Common shares outstanding	1,678,630	1,678,630